                                                                     Exhibit 5.1

                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114



                                  June 17, 1997



Cole National Corporation
5915 Landerbrook Drive
Mayfield Heights, Ohio  44124


                  Re:  1,725,000 Shares of Class A Common Stock,
                       par value $.001 per share, of Cole National
                       Corporation to be Offered Through Underwriters
                       ----------------------------------------------

Dear Ladies and Gentlemen:

                  We are acting as counsel for Cole National Corporation, a Delaware corporation (the "Corporation"), in connection with the issuance and sale of 1,500,000 shares of the Corporation's Class A Common Stock, par value $.001 per share (the "Common Stock"), and an additional 225,000 shares of Common Stock to be issued pursuant to an over-allotment option (the"Shares"), in accordance with the Underwriting Agreement (the "Underwriting Agreement") to be entered into by and among the Corporation, McDonald & Company Securities, Inc., Smith Barney Inc., and Deutsche Morgan Grenfell, Inc. as Representatives of the several underwriters named in Schedule A to the Underwriting Agreement (collectively, the "Representatives").

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that, subject to the due approval of the specific terms of the issuance and sale of the Shares by the Board of Directors of the Corporation:

                  The Shares, when issued, will be duly authorized and, when issued and delivered to the Representatives pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein (and provided payment of consideration received by the Corporation is at least equal to the par value of such Shares), will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement No. 333-_____ on Form S-3 filed by the Corporation to effect registration of the Shares under the Securities Act of 1933, as amended (the "Registration Statement"), and to the reference to us under the

Cole National Corporation
June 17, 1997
Page 2

caption "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Jones, Day, Reavis & Pogue

                                        Jones, Day, Reavis & Pogue